Exhibit 99.1

Financial Update by CFO

June 21, 2002

Our sales force has just concluded a forecast for the remainder of 2002 and the results are consistent with what the rest of the industry has been saying recently.  Overall, we believe that the industry, and Ultratech Stepper, has seen the bottom of this business cycle.  However, we appear to be in that period of time where there is great uncertainty as to exactly when a strong sustainable recovery will set in, although we continue to believe the greatest odds favor 4Q02.  This uncertainty is reflected in forecasts for below normal turns business in 2Q02 and 3Q02, with recent orders scheduled to ship in 4Q02 and 2003.  As a result, there will likely be a couple of quarters of flat to moderate growth before financial performance improves significantly.  Japan and Europe remain in recession, but overall quote and order activity is up, which could lead to increasing backlog.  Gross margins for 2Q02 will probably come in at a moderately lower level than the first quarter of 2002, based on the currently projected product mix for the quarter.  Operating expenses for 2Q02 look to be about flat, on an absolute dollar basis, with 1Q02.  The effective tax rate for 2Q02 appears to be in the 30% neighborhood, as a result of recent tax law changes.  For the full year of 2002, the above weakness could result in the company having annual revenue down about 30% compared with 2001.  Such an outcome makes our near-term financial model goals for 2002 of gross margins of 40% and breakeven operating margins extremely challenging.  Our long-term financial model continues to have gross margins of 50% or greater and operating margins of 15% or greater, which we hope to achieve in 2003.

Safe Harbor Statement

Certain of the statements contained herein may be considered forward-looking statements under Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that involve risks and uncertainties, such as the cyclicality in the nanotechnology thin-film head and semiconductor industries, delays, deferrals and cancellations of orders by customers, pricing pressures, competition, lengthy sales cycles for the company’s systems, ability to volume produce systems and meet customer requirements, the mix of products sold, dependence on new product introductions and commercial success of any new products, integration and development of the Verdant operation, sole or limited sources of supply, international sales, customer concentration, manufacturing inefficiencies and absorption levels, risks associated with introducing new technologies, inventory obsolescence, economic and political conditions in Asia, delays in collecting accounts receivable, extended payment terms, changes in technologies, the effects of the California power shortage and any adverse effects of the recent terrorist attacks in the United States on the economy in general or our business in particular.  Such risks and uncertainties are described in the company’s SEC reports including the company’s Annual Report on Form 10-K filed as of December 31, 2001 and form 10-Q filed as of March 31, 2002.